                                BACH & ASSOCIATES
SCOTT L. BACH*                  ATTORNEYS AT LAW           COMMERCIAL LITIGATION
                                                               CORPORATE MATTERS
OF COUNSEL:                       -------------                     FORECLOSURES
ALAN H. KRESS**               ONE ROCKEFELLER PLAZA              DEBTOR-CREDITOR
JOEL A. ACKERMAN***         NEW YORK, NEW YORK 10020           ENTERTAINMENT LAW
                                                           INTELLECTUAL PROPERTY
                                  -------------
                 TELEPHONE: 212-332-3330 FACSIMILE: 212-332-3315
                           E-MAIL: BACH@BACHASSOC.COM
                                                           NEW JERSEY AFFILIATE:
* N.Y., CA., N.J. & D.C. BARS                ZUCKER, GOLDBERG, BECKER & ACKERMAN
** N.Y., N.J. & D.C. BARS                      1139 SPRUCE DRIVE / P.O. BOX 1024
*** N.Y., CA. & N.J. BARS                         MOUNTAINSIDE, NEW JERSEY 07092
                                  May 12, 1999

VIA FACSIMILE 505-662-1468

Mr. Robert Glenn Hockaday
Energy Related Devices, Inc.
3025 Arizona Avenue
Los Alamos, New Mexico 87544

Re:   (i)   Research and Development Agreement ("R&D Agreement") dated January
            11, 1998 among Energy Related Devices, Inc. ("ERD"), Manhattan
            Scientifics, Inc. ("MSI"), and Tamarack Storage Devices, Inc.
            ("Tamarack"); and

      (ii) License Agreement ("License Agreement") dated January 11, 1998 between Robert Glenn Hockaday ("Hockaday") and DKY, Inc.

Dear Bob:

            I write to set forth certain matters pertaining to the R&D Agreement and the License Agreement, as follows:

1. (a) Immediately upon the execution of this document, MSI shall pay $100,000.00 (one hundred thousand dollars) to ERD pursuant to paragraph 3(a) of the R&D Agreement, in continued partial payment of the Aggregate Sum (as that term is defined in paragraph 3(a) of the R&D Agreement) of $1,000,000.00 (one million dollars). To date (and including the aforesaid $100,000.00 payment), MSI has paid ERD $757,200.00 (seven hundred fifty-seven thousand, two hundred dollars) toward the Aggregate Sum. The remaining portion of the Aggregate Sum will be paid in accordance with the R&D Agreement within 90 (ninety) days of the date this document is fully executed.(1)

      (b) Provided that ERD and Hockaday meet Milestones 3(C)(1) and 3(C)(5) below;

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(1)   Based upon ERD's budget projection that it is expending approximately
      $50,000 per month to support its activities under the R&D Agreement, it is acknowledged that the aforesaid $100,000.00 payment will support such activities through the month of June, 1999. In disbursing the balance of the Aggregate Sum to ERD, MSI will use its best efforts to ensure that ERD will receive at least $50,000.00 (or such smaller amount as will satisfy the Aggregate Sum in full) per month at the inception of any month following June, 1999 in which the Aggregate Sum has not been paid in full.

BACH & ASSOCIATES
Mr. Robert Glenn Hockaday
May 12, 1999
Page 2

      and/or Milestones 3(C)(3) and 3(C)(6) below; and provided that such Milestones are constructed and packaged as protypes designed by an outside industrial design firm of MSI's selection (e.g., Lunar Design, Inc. of Palo Alto, California); and further subject to MSI's ability to raise additional funds; MSI will pay an additional $300,000.00 (three hundred thousand dollars) over and above the Aggregate Sum to ERD pursuant to
      Section 3(c) of the R&D Agreement during the six (6) month period commencing on the later to occur of the following: (i) the date such Milestones are delivered to MSI, and (ii) the date MSI fully funds the Aggregate Sum to ERD. Such additional amounts shall be used by ERD and Hockaday in the further performance of their duties under the R&D Agreement as it pertains to the micro-fuel cell device.

2. The "Commencement Date" referred to in paragraph 2 of the R&D Agreement was April 1, 1998.

3. Following is the "Milestone Timetable" referred to in paragraphs 2 and 3 of the R&D Agreement, as it pertains to the micro fuel cell invention (not the solar cell invention). Wherever the word "prototype" is used, the meaning is a working prototype suitable for commercial sale or license. The phrase "tickle charger" refers to a micro-fuel cell array configured to charge conventional state-of-the-art cellular telephone battery material by delivery of a steady stream of electrical current to that material, all self-contained within a customary battery case.

      A. 06/01/98  Move into laboratory facility at 127 Eastgate Drive, Los
                   Alamos, New Mexico, and start tests.

      B. 11/04/98  First micro fuel cell-powered cellular telephone calls with Nokia 6190 analog cellular telephone. Demonstrate a direct alcohol fuel cell that can provide 120% of the power for a cellular phone continuously in standby mode with a battery voltage buffer.

      C. 07/31/99  One (1) of the six (6) proposed milestones listed below
                   (the "First Major Milestone"). It is understood and agreed that ERD and Hockaday will use their best efforts to deliver the First Major Milestone as a fuel cell system production prototype with demonstrated ability to achieve 5 times the present Lithium Ion batteries' stored energy performance of 56.25 days of standby or 25 hours of transmit time and would be under 60 grams (1.9
                   Oz). Notwithstanding the foregoing, it is understood and agreed that the First Major Milestone will be deemed satisfied if it consists of a direct alcohol fuel cell system prototype that can provide at least 120% of standby power and be within a case of similar dimensions to existing current cellular phone

BACH & ASSOCIATES
Mr. Robert Glenn Hockaday
May 12, 1999
Page 3

                   battery packs for existing current cellular telephones, and enable the cellular phone to make at least 15 minutes of calls within a 24 hour period. The decision as to which of the following six (6) milestones listed below will become the First Major Milestone shall depend upon the performance characteristics that ERD and Hockaday obtain from the fuel cell arrays with which they are working. The six proposed milestones from which the First Major Milestone will be drawn are as follows:

                   (1) A methanol/water mixture-fueled fuel cell plus a battery, supporting a Nokia 6190 cellular phone. Both the battery and fuel cell will be confined within a battery pack case similar in dimensions and weight to those manufactured by Nokia and intended to be used with this phone.

                   (2) Same as option one except that the fuel cell system supports a Nokia 2180 phone with its larger and squarer case.

                   (3) Same as option one except that the fuel cell system supports a digital Motorola "StarTac" cellular phone and the fuel cell fits into the typical second battery pack case manufactured by Motorola and intended to be used with this phone.

                   (4) Same as option one except that the fuel cell system supports an analog Motorola "StarTac" cellular phone and the fuel cell fits into the typical second battery pack case manufactured by Motorola and intended to be used with this phone.

                   (5) Form a "Power Holster" type device(2) with a methanol/water mixture fueled fuel cell that couples to a Nokia 6190 cellular phone with a typical battery pack in place. The power holster must be small enough to be held in the hand and permit usage and full function of the telephone when the phone is coupled together to the Power Holster.

                   (6) Form a "Power Holster" type device with a methanol/water

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(2)   A standalone trickle charger designed to be worn on the belt (but not necessitating such use), and of compact dimension. For the sake of clarification, it is understood that the Power Holster refers to a pre-existing, pre-planned design, and that the device is intended to trickle-charge the telephone battery when the telephone is inserted into the holster.
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BACH & ASSOCIATES
Mr. Robert Glenn Hockaday
May 12, 1999
Page 4

                         mixture fueled fuel cell that couples to a StarTac (digital or analog) cellular phone with a typical battery pack in place. The power holster must be small enough to be held in the hand and permit usage and full function of the telephone when the phone is coupled together to the Power Holster.

      D. FUTURE    Subsequent milestones will be established by the
                   parties on a case-by-case basis upon attainment of the immediately preceding milestone(s).

4. The duration of the "Milestone Timetable" referred to in paragraphs 2 and 3 of the R&D Agreement, as it applies to the micro fuel cell invention (not the solar cell invention), has been extended from 12 (twelve) months to 20 (twenty) months, per agreement of the parties.

5. (a) ERD agrees that ownership of and title to the Licensed Patents (as that term is defined in the License Agreement and the R&D Agreement) and any and all intellectual property rights arising out of or relating thereto (including, without limitation, patents, trademarks, copyrights, trade secrets, know-how, discoveries, techniques, designs, specifications and the like) reside exclusively in MSI and that ERD possesses no ownership or claim to ownership thereto, and that such rights effectively have been assigned by ERD and/or Hockaday to MSI.

      (b) All discoveries, improvements, inventions, copyrightable expressions, trademarks, trade secrets and the like, conceived or first reduced to practice or fixed, know-how, ideas, concepts, techniques, designs, specification, and the like, whether now known or hereinafter created, conceived or otherwise developed by ERD in its performance of its obligations under the R&D Agreement and/or the License Agreement, as those terms are used in the U.S. Patent, Copyright, Trademark, Trade Secret and other intellectual property statutory and common laws, and applicable state statutory and common laws, shall be the sole and exclusive property of MSI and MSI shall retain any and all rights to file any patent, copyright, and trademark applications or the like thereon and to otherwise protect and commercialize the same. Notwithstanding the foregoing, it is understood and agreed that all intellectual property of ERD and Hockaday that does not arise out of work performed by ERD under the R&D Agreement, or out of the License Agreement, has not been assigned to MSI and Tamarack and shall remain the exclusive property of ERD and Hockaday, as the case may be.

      (c) ERD shall, upon the reasonable request of MSI, and at MSI's expense, execute any documents necessary to confirm any ownership in rights or title to such materials in and to MSI.

BACH & ASSOCIATES
Mr. Robert Glenn Hockaday
May 12, 1999
Page 5

            This letter is intended to modify and amend the R&D Agreement and the Licensing Agreement, and will only become effective when all of the parties set forth below have affixed their countersignatures. For the sake of convenience, this document may be executed in counterparts. Except where otherwise noted, all of the terms and conditions of the R&D Agreement and the Licensing Agreement shall remain in full force and effect. In the event of an ambiguity between (a) this document and (b) the R&D Agreement and/or the Licensing Agreement, this document shall control.

            If the foregoing meets with your approval, kindly countersign this letter in the space provided below, and return the countersigned copy to me via facsimile, with the original to follow by overnight courier. After I receive your facsimile countersignature, I will initiate the payment referred to in paragraph 4 above.

            I look forward to finalizing this matter promptly.

                                    Regards,


                                    /s/ Scott L. Bach
                                    Scott L. Bach

cc:    Marvin Maslow     Timothy Butler, P.C.
       Jack Harrod       121 Sandoval St., Suite 217
                         Santa Fe, NM 87501

AGREED AS AFORESAID:

ENERGY RELATED DEVICES, INC.       MANHATTAN SCIENTIFICS, INC.


By:______________________________  By:_______________________________
   Robert G. Hockaday, President      Marvin Maslow, President, CEO and Chairman


                                   TAMARACK STORAGE DEVICES, INC.


                                   By:_______________________________
_________________________________     Marvin Maslow, President, CEO and Chairman
ROBERT G. HOCKADAY, individually